EXHIBIT 8
                           WARNER NORCROSS & JUDD LLP
                                Attorneys At Law
                             900 Old Kent Building
                             111 Lyon Street, N.W.
                       Grand Rapids, Michigan 49503-2489
                           Telephone: (616) 752-2000
                              Fax: (616) 752-2500

                              September 27, 1996




Old Kent Financial Corporation               Seaway Financial Corporation
One Vandenberg Center                        200 S. Riverside Avenue
Grand Rapids, Michigan 49503                 St. Clair, Michigan 48079


          You have each requested our opinion regarding the federal income tax consequences of the proposed affiliation of Seaway Financial Corporation ("Seaway") with Old Kent Financial Corporation ("Old Kent") through the proposed merger (the "Merger") of Seaway into Old Kent under the terms of an Agreement and Plan of Merger dated as of August 21, 1996 (the "Merger Agreement"), between Old Kent and Seaway. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

          Seaway will be merged into Old Kent under the laws of the state of Michigan and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares of Seaway Common Stock will be converted into shares of Old Kent Common Stock.

          This opinion is provided to satisfy the conditions precedent to the Merger set forth in Sections 6.6 and 7.5 of the Merger Agreement. This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement and on the following assumptions:

          1. The fair market value of the Old Kent Common Stock to be received by each Seaway shareholder will be approximately equal to the fair market value of the Seaway Common Stock surrendered in the Merger.

          2. There is no plan or intention by shareholders of Seaway to sell, exchange, or otherwise dispose of a number of shares of Old Kent Common Stock received in the transaction that would reduce Seaway shareholders' ownership of Old Kent Common Stock to a number of shares having a value, as of the effective date of the transaction, of less than fifty percent of the value of all of the formerly outstanding stock of Seaway at the same date. For purposes of this assumption, shares of Seaway Common Stock exchanged for cash in lieu of fractional
                        WARNER NORCROSS & JUDD LLP


Old Kent Financial Corporation
Seaway Financial Corporation
September 27, 1996
Page 2


     shares of Old Kent Common Stock are treated as outstanding Seaway Common Stock on the date of the transaction.

          3. Old Kent has no plan or intention to reacquire any of the Old Kent Common Stock issued in the transaction.

          4. Old Kent has no plan or intention to sell or otherwise dispose of any of the assets of Seaway acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          5. The liabilities of Seaway to be assumed by Old Kent and the liabilities to which the assets of Seaway to be transferred are subject were incurred by Seaway in the ordinary course of its business.

          6. Following the transaction, Old Kent will continue the historic business of Seaway or use a significant portion of Seaway's historic business assets in a business.

          7. Each of Old Kent, Seaway, and the shareholders of Seaway will pay their respective expenses, if any, incurred in connection with the transaction.

          8. There is no intercorporate indebtedness existing between Old Kent and Seaway that was issued, acquired, or will be settled at a discount.

          9. Old Kent does not own, nor has it owned during the past five years, any shares of the stock of Seaway.

          10. On the date of the transaction, the fair market value of the assets of Seaway will exceed the sum of its liabilities, if any, to which the assets are subject.

          11. Seaway is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          12. None of the compensation received by any shareholder-employees of Seaway will be separate consideration for or allocable to, any of their shares of Seaway Common Stock; none of the shares of
                        WARNER NORCROSS & JUDD LLP


Old Kent Financial Corporation
Seaway Financial Corporation
September 27, 1996
Page 3


     Old Kent Common Stock received by any shareholder-employees of Seaway will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of Seaway with and into Old Kent would give rise to the following federal income tax consequences under the Code:

          1. The Merger of Seaway with and into Old Kent will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Old Kent and Seaway will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          2. The basis of the assets of Seaway to be received by Old Kent will be the same as the basis of those assets in the hands of Seaway immediately prior to the Merger.

          3. No gain or loss will be recognized by Seaway upon the transfer of its assets to Old Kent in exchange for Old Kent Common Stock and the assumption by Old Kent of the liabilities of Seaway.

          4. The holding period of the assets of Seaway to be received by Old Kent will include the holding period of those assets in the hands of Seaway immediately prior to the Merger.

          5. No gain or loss will be recognized by Old Kent upon the receipt by Old Kent of the assets of Seaway in exchange for the Old Kent Common Stock and the assumption by Old Kent of the liabilities of Seaway.

          6. No gain or loss will be recognized by the shareholders of Seaway who receive shares of Old Kent Common Stock in exchange for all of their shares of Seaway Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

          7. The basis of Old Kent Common Stock (including fractional share interests) to be received by shareholders of Seaway will, in each instance, be the same as the basis of the respective shares of Seaway Common Stock surrendered in exchange therefor.
                        WARNER NORCROSS & JUDD LLP


Old Kent Financial Corporation
Seaway Financial Corporation
September 27, 1996
Page 4


          8. The holding period of the Old Kent Common Stock to be received by shareholders of Seaway will, in each instance, including the period during which the Seaway Common Stock surrendered in exchange therefor was held, provided that the Seaway Common Stock was, in each instance, held as a capital asset in the hands of the shareholders of Seaway at the Effective Time of the Merger.

          We express no opinion about the tax treatment of the Merger under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion and our firm in the Registration Statement.


                              WARNER NORCROSS & JUDD LLP



                              By /S/ STEPHEN R. KRETSCHMAN
                                 Stephen R. Kretschman, a Partner

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